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INTEL CORPORATION

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April 28, 2004

Dear Stockholder:

If you have not yet cast your vote for the Intel 2004 Annual Stockholders’ Meeting to be held May 19, we urge you to take a moment and VOTE NOW.

There are six proposals on the agenda that require a vote. We ask that you support the Board of Directors and vote FOR Proposals 1, 2, and 3 and vote AGAINST Proposals 4, 5, and 6.

We believe our record in managing the issues in these proposals has delivered value to stockholders, customers and employees. During our collective tenure, the company has been an industry leader as its market value has grown from $50 million to $180 billion and its stockholders’ equity has grown from $13.5 million to $38 billion.

The Board of Directors has been integral to this success, and we recommend a vote for Proposal 1 to elect the Board. The Audit Committee of the Board has asked stockholders to ratify its selection of independent auditor and recommends a vote for Proposal 2. Proposal 3 is a new plan that will allow the company to continue to rely on stock options as its primary long-term incentive to encourage employees to think like owners, and we recommend a vote for Proposal 3. The remaining three proposals are specific suggestions regarding incentive pay. We believe these proposals would limit our flexibility in attracting and retaining the employees necessary to perform in a highly competitive industry, and we recommend votes against Proposals 4, 5 and 6. More information about these proposals is in the Proxy Statement and prior letter sent to you.

Voting is quick and easy, and for most stockholders can be done via the Internet, by phone or by mail. If you have any questions about how to vote, call Intel Investor Relations at (408) 765-1480. If you have already voted, please accept our thanks.

We are asking for your support, but most importantly we are asking you to take a position and vote. Your vote – the vote of every stockholder – is important. Please vote.

Sincerely yours,

Andrew S. Grove Chairman	Craig R. Barrett Chief Executive Officer	Paul S. Otellini President and Chief Operating Officer